As filed with the Securities and Exchange Commission on June __, 2006

Registration Statement No. 333-97441

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________

POST-EFFECTIVE AMENDMENT NO. 1/A1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

MED-EMERG INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

3842
Province of Ontario, Canada	(Primary Standard Industrial	N/A
(State or Other Jurisdiction of Incorporation	Classification Code Number)	(I.R.S. Employer Identification Number)
or Organization)
___________

      6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Dr. Ramesh Zacharias
Chief Executive Officer
Med-Emerg International Inc.
6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________

Copies To:
David Aboudi, Esq.
Aboudi & Brounstein

3 Gavish Street

Kfar Saba, 44641, Israel

972-9-764-4833

 ___________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

The Registration Fee was previously calculated and paid in connection with the initial filing of this Registration Statement on July 26, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No.1 amends the Registrant’s Registration Statement on Form SB-2 (File No. 333-97441) (the “Original Registration Statement”), which was filed by the Registrant on July 26, 2002. The Original Registration Statement, as amended by this Post-Effective Amendment No. 1 is referred to herein as the "Registration Statement." The Original Registration Statement registered for resale 4,331,940 of the Registrant’s common shares (including 3,807,500 common shares issuable upon conversion or exercise of outstanding securities) previously issued in connection with private placements of its securities. This Post-Effective Amendment No. 1 relates to 1,437,500 of the Registrant’s common shares included in the Original Registration Statement and not sold as of the date hereof and is being filed to update information pertaining to these securities. The resale of these shares was initially registered in the Registrant’s Registration Statement on Form F-1 (Reg. No 333-21899), which was filed by the Registrant on February 14, 1997.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE __, 2006

PROSPECTUS

MED-EMERG INTERNATIONAL, INC.

1,437,500 Common Shares

This is an offering of 1,437,500 common shares, no par value (“Common Shares”) of Med-Emerg International Inc. All of the shares are being offered by the selling shareholders named in this Prospectus. The selling shareholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. The proceeds from the sale of the shares will be received directly by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, in the event that all of the warrants for which underlying shares are being registered herein are exercised, we would receive net proceeds of $287,500.

Each of the selling shareholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933.

Our Common Shares and warrants to purchase Common Shares (“Warrants”) are traded on the OTC Bulletin Board under the symbols “MDER” and “MDERW”, respectively. The last reported sale prices of our Common Shares and Warrants on June 8, 2006 as quoted on the OTC Bulletin Board were $0.25 and $0.06, respectively.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS,” BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June __, 2006

PRINCIPAL EXECUTIVE OFFICE:

Med-Emerg International Inc.
6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5

RISK FACTORS	6

USE OF PROCEEDS	11

DESCRIPTION OF AGREEMENTS WITH THE HOLDERS OF THE WARRANTS	11

SELECTED FINANCIAL DATA	12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	14

BUSINESS	26

PLAN OF DISTRIBUTION	41

LEGAL MATTERS	42

EXPERTS	42

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	42

WHERE YOU CAN GET MORE INFORMATION	43

You should rely only on information contained or incorporated by reference in this Prospectus or any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information from that contained or incorporated in this Prospectus.

You should not assume that the information contained or incorporated by reference in this Prospectus or any prospectus supplement is accurate as of any date or other than the date on the front of this Prospectus or any prospectus supplement or the dates of the documents incorporated by reference.

The selling shareholders are offering to sell, and seeking offers to buy, our Common Shares only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE SECTION TITLED “RISK FACTORS” AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

MED-EMERG INTERNATIONAL INC.

Med-Emerg International Inc. is a Canadian Company (OTCBB.MDER.OB) founded in 1983 by Dr. Ramesh Zacharias in response to a shortage of emergency physicians in rural Ontario hospitals.

Based in Ontario, Canada, Med Emerg International Inc. (“MEII” or the “Company”) is an established health care solutions provider. Founded in 1983, initially to provide contract staffing of emergency room physicians and nurses, the Company has expanded to offer a wide variety of healthcare staffing solutions and medical services to governments, communities and facilities across Canada.

In these times, with the Canadian Healthcare system facing continuous challenges on several fronts, opportunities exist for a company like MEII to deliver innovative solutions within the confines of the Canada Health Act. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrolments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the governments struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

The Company currently employs staff covering several categories of healthcare professionals including physicians, nurse practitioners and nurses.

As a healthcare solutions provider, MEII in addition to its staffing business provides medical services such as chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics.

As a result of its many years of healthcare experience, MEII has developed a comprehensive understanding of primary care renewal, project evaluation, and healthcare human resource planning.

The Company's operations are divided into three units: Staffing Solutions, Medical Services and Healthcare Consulting Services.

CORPORATE INFORMATION

Our principal offices are located at 6711 Mississauga Road, Suite 404, Mississauga, Ontario L5N 2W3 Canada and our telephone number is (905) 858-1368. We maintain a website at www.med-emerg.com. Information contained on our website is not part of this Prospectus.

All references to “we,” “our,” or “us” in this Prospectus refer to Med-Emerg International, Inc., an Ontario corporation, and our subsidiaries.

RISK FACTORS

Investing in our Common Shares involves significant risk. You should consider the information under the caption “RISK FACTORS” beginning on page 6 of this Prospectus in deciding whether to purchase the Common Shares offered under this Prospectus.

THE OFFERING

Securities offered by the

selling shareholders

 1,437,500  Common Shares. (1)

Shares outstanding before the

offering

 58,277,696  Common Shares. (2)

Use of Proceeds

We will not receive any proceeds from the sale of the Common Shares by the selling shareholders.

(1) Represents Common Shares issuable upon exercise of Warrants. For a description of the agreement between us and the holders of the Warrants, see “DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE WARRANTS.” See also, “SELLING SHAREHOLDERS”.

(2) As of June 8, 2006. Does not include (a) up to an aggregate of 985,000 Common Shares issuable upon exercise of options granted under our Equity Incentive Stock Option Plan and our Non-Employee Director Stock Option Plan; (b) the shares described in footnote (1) above; and (c) 10,768,750 shares of Common Stock issuable upon exercise of certain other outstanding options and warrants.

RISK FACTORS

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON SHARES IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Risks Related to our Business

We have incurred operating losses.

We incurred CAN GAAP net income attributable to common shareholders of $68,840 (on revenues of $4,558,251) for the three months ended March 31, 2006 compared to a CAN GAAP net loss of $296,903 (on revenues of $3,079,432) for the three months ended March 31, 2005 and CAN GAAP net loss attributable to common shareholders of $856,557 (on revenues of $14,392,647) during the year ended December 31, 2005 compared to a CAN GAAP net loss of $795,796 (on revenues of $9,496,569) during the year ended December 31, 2004. As of March 31, 2006, we had an accumulated shareholders’ equity balance of $225,475. We cannot assure you that we will operate profitably in the future.

Our resources may not be sufficient to manage our expected growth.

We anticipate a period of significant growth, which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage staff and growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. We cannot assure you that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

Provincial laws regarding the corporate practice of medicine may adversely affect our business.

Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine and the laws of the provinces in which we operate and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, we cannot assure you that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

The Company could be liable for back payroll taxes and penalties if its independent contractors are reclassified as employees.

The Company has engaged approximately 130 contractors on a part-time basis, all of which provide services to clients of the Company. The Company classifies all of its contractors as “independent contractors” for all purposes, including employment tax and employee benefit purposes, and therefore the Company does not pay or withhold any Federal or provincial employment tax with respect to or on behalf of its contractors. The Company believes that its contractors are not employees under existing interpretations of Federal and provincial laws. However, there can be no assurance that Federal or provincial authorities or the Company’s contractors will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company were required to pay withholding taxes and pay for and administer added employee benefits to these contractors, the Company’s operating costs would increase. Additionally, if the Company is required to pay back-up withholding with respect to amounts previously paid to such contractors, it may also be required to pay penalties or be subject to other liabilities as a result of incorrect classification of such contractors. Any of the foregoing circumstances could have a material adverse impact on the Company’s financial condition and results of operations, and/or to restate financial information from prior periods.

The Company is exposed to professional liability.

Due to the nature of its business, the Company and the physicians and nurses who provide services on its behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of those physicians and nurses, which are under contract at hospitals and clinics. The Company currently maintains the following insurance policies related to professional liabilities: (i) Cdn$5,000,000 aggregate per annum (Cdn$5,000,000 limit per occurrence) with respect to general commercial liability; and (ii) Cdn$4,000,000 aggregate per annum (Cdn$2,000,000 limit per occurrence) with respect to errors and omissions caused by a negligent act, error or omission by the Company, or any person for whom it is legally liable, arising out of the conduct of its business. (iii) Cdn$10,000,000 aggregate per annum (Cdn$5,000,000 limit per occurrence) for medical malpractice caused by a negligent act, error or omission by the Company, or any person for whom it is legally liable. In addition, physicians staffed by the Company maintain their own malpractice insurance. To the extent such physicians may be regarded as agents of the Company in the practice of medicine, there can be no assurance that a patient or client would not sue the Company for any negligence of such physicians. In addition, in the event that the Company becomes liable, there can be no assurance that its current insurance policy will be adequate to cover any such liabilities.

The Company’s business is subject to government regulation.

The provision of medical services in Canada is for the most part under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans.

In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead to significant reductions in government and other third party reimbursements for certain medical charges. The Company’s independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

The Company is dependent on its key employees.

The Company’s success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, its Chief Executive Officer; Sidney Braun, its President and Chief Operating Officer; William Danis, its Chief Financial Officer; and Dr. Donald Ross, its Vice President of Business Development. If the Company lost the services of any of Dr. Zacharias, Mr. Braun, Mr. Danis or Dr. Ross, its business could be materially adversely affected. The Company has not procured key-man life insurance for any of its employees.

The Company’s officers and directors beneficially own majority of the outstanding common shares and are able to control the Company.

The Company’s officers and directors own or have rights to acquire an aggregate of approximately 55.9% of the voting power of its capital stock. As a result, they will be in a position to exercise significant influence over the Company and the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval.

The Company is dependent on the proper functioning of its information systems.

The Company is dependent on the proper functioning of our information systems in operating its business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Additionally, the Company relies on its information systems in managing its accounting and financial reporting. Its information systems are protected through physical and software safeguards and it has backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact the Company’s ability to identify business billing opportunities quickly, to maintain and clinical records reliably, to bill for services efficiently and to maintain its accounting and financial reporting efficiently.

The Company may experience additional losses through the financing of accounts receivables.

One of the services provided by the Company’s staffing solutions business is the collection of fees for services performed by its employees and sub-contractors. In the event that the Company does not collect these fees by the time payment is due to the physicians and nurses, it is nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, the Company uses its working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance the Company will not experience significant losses due to unpaid accounts receivables which it has financed.

The Company may need additional financing to achieve its growth strategy.

Additional financing may be required to continue to pursue the Company’s growth strategy. If the Company does not obtain additional financing when required, it may be required to modify, delay or abandon some or all of its expansion plans, which may have a material adverse effect on its business.

The Company is subject to litigation, which could result in substantial judgment or settlement costs.

Claims have been made against the Company for general damages, for breach of contract and in tort. It is possible that further claims will be made against the Company. The defense of these lawsuits may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. In addition, an adverse determination or a substantial settlement could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flow or future prospects.

The Company is exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

The Company is spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of the Company’s internal control systems, and attestations of the effectiveness of these systems by its independent auditors. The Company is currently planning the documentation and testing of its internal control systems and procedures and considering improvements that may be necessary in order for it to comply with the requirements of Section 404 by the end of 2007. This process will require the Company to hire additional personnel and outside advisory services and will result in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, the Company may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by its independent auditors. If the Company is not able to timely comply with the requirements set forth in Section 404, it might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect the Company’s business and financial results.

Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

 Competition in the Healthcare industry may adversely affect the Company’s revenues and market position.

The healthcare industry is highly competitive. The Company competes based on scope, quality and cost of services provided. Many of its existing and potential competitors have substantially greater financial resources available to them. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over it (e.g. in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). The Company also competes with various local physician groups which provide hospitals with emergency staffing alternatives.

Risk Related to investment in a Canadian corporation.

MEII is incorporated under the Business Corporations Act, Ontario (“OBCA”) and its directors, controlling persons and officers as well as experts named herein, are residents of Canada, Israel or the UK. Moreover, substantial portions of the Company’s assets and the assets of such persons are located in Canada, Israel or the UK. As a result, it may be difficult to effect service of process within the United States upon the Company or such persons or to enforce, in United States federal or state courts, judgments against them obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

Risks Related to the Market

There is a limited public market for the Company’s securities and there can be no assurance that a public trading market will continue.

The Company’s common share and common share purchase warrants are quoted on the OTC Bulletin Board. Currently, there is no public trading market in Canada for the Company’s securities. There are no assurances that a public trading market for the Company’s securities in the United States will be obtained. In any event, because certain restrictions may be placed upon the sale of such securities unless such securities qualify for an exemption from the “penny stock” rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in the Company’s common shares and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining an market for such securities.

Currency Fluctuations may adversely affect the Company’s operating results .

Revenue denominated in Canadian dollars accounted for 100% of the Company’s revenue for the year ended December 31 , 2005, 100% for the year ended December31, 2004, and 100% for the year ended December 31, 2003. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect the Company’s operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, the Company’s operating results could be materially, adversely affected.

The Company may fail to meet the expectations of its investors and analysts, which may cause the market price of its common shares to fluctuate or decline.

Analysts frequently issue reports based on the results of a single quarter. The Company’s revenues and earnings have fluctuated significantly in the past, and management expects that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of the Company’s common shares, which in turn may result in the loss of some or all of its shareholders’ investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

•	the demand for the Company’s services;

•	any change in its ability to attract and retain medical professionals, consultants and customers;

•	the timing and significance of new services and products introduced by it and its competitors;

•	the level of services provided and prices charged by it and by its competition;

•

unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that it must pay payroll taxes for its Canadian contract service providers and penalties for not having done so in the past; and

•	general economic factors.

These factors, many of which are beyond the Company’s control, substantially curtail an investor’s ability to predict the Company’s future performance based on its past performance, as do many of the other risks discussed in this Annual Report. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. There can be no assurance that even positive results of operations will not negatively affect the market price of the Company’s common shares.

Substantial resales of the Company’s common shares could depress its share price.

The market price of the Company’s common shares could decline, perhaps significantly, as a result of resale’s of a large number of common shares in the public market or even the perception that such resale’s could occur. In addition, the Company has a substantial number of options, warrants and other securities convertible into common shares outstanding that may be exercised in the future. These factors could also make it more difficult for the Company to raise funds through future offerings of its equity securities.

The Company has not paid, and does not intend to pay, cash dividends in the foreseeable future.

The Company has not paid any cash dividends on its common shares and does not intend to pay cash dividends in the foreseeable future. It intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which the Company may issue. Any future determination to pay cash dividends will be at the discretion of the Company’s board of directors and depend on its financial condition, results of operations, capital and legal requirements and such other factors as the board of directors deems relevant.

The Company’s board of directors may issue preferred stock and common stock, which could adversely affect the value of the Company’s securities.

The Company’s certificate of incorporation authorizes the issuance of an unlimited number of common shares and ‘blank check” preferred shares with such designations, rights and preferences as may be determined from time to time by the board. Accordingly, the Company’s board is empowered without shareholder approval, to issue an unlimited number of common shares for any purpose without shareholder approval or issue preferred shares with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common shares and adversely affect the relative voting power or other rights of the holders of the Company’s common shares. The issuance of the Company’s preferred shares or common shares may be used under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. The Company has no present intention to issue any of its preferred shares. However, there can be no assurance that it will not issue preferred shares or common shares in the future.

The Company’s common shares are subject to penny stock regulations.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. The Company’s common shares are penny stocks within the meaning of these rules. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as anticipates, expects, intends, forecasts, plans, believes, seeks, estimates, may, will, and similar expressions identify forward-looking statements. These statements include comments regarding: Changes in business and economic conditions, competition with healthcare providers, timing and receipt of government approvals and availability of external financing.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

• unexpected changes in business and economic conditions;
• changes in interest and currency exchange rates;
• economic and market conditions;
• provincial laws regarding the corporate practice of medium;
• exposure to professional liability;
• changes in relationships with our independent contractors;
• joint venture relationships;
• political or economic instability, either globally or in the countries in which we operate;
• local and community impacts and issues;
• timing of receipt of government approvals;
• competitive factors, including competition with healthcare service providers;
• availability of external financing at reasonable rates or at all; and
• the factors discussed in this prospectus under the heading Risk Factors.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders. However we would receive approximately $287,500 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. If the warrants and/or options are exercised, we will use the net proceeds for working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Shareholders."

DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE WARRANTS

On February 11, 1998, in connection with the initial public offering of the Company’s common shares, the Company issued 1,437,500 Class A Redeemable Common Stock Purchase Warrants for gross proceeds of US$0.10 per warrant pursuant to the Warrant Agreement dated as of February 11, 1998 (the “Warrant Agreement”) by and among the Company, Network 1 Financial Securities, Inc. as underwriter (the “Underwriter”) and Continental Stock Transfer and Trust Company as warrant agent (the “Agent”). Initially, each Warrant entitled the holder to purchase one common share at an exercise price of US$4.50 per share at any time until February 11, 2003.  The Warrants were subject to redemption by the Company at $.10 per Warrant at any time on not less than 30 days prior written notice to the holders of the Warrants, provided the closing bid price of the Company’s common shares, as quoted on the OTC Bulletin Board, has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. Notwithstanding the Company’s delivery of a notice of redemption, the holders will continue to be able to exercise the Warrants until the close of business on the day immediately preceding the date fixed for redemption.

On January 16, 2003, the exercise price of the Warrants was reduced from $4.50 to $0.50 per share and the date until which the Warrants could be exercised was extended from February 11, 2003 to February 11, 2005.

On December 15, 2005, the exercise price of the Warrants was reduced from $0.50 to $0.20 per share.

On February 10, 2006, the date until which the Warrants could be exercised was extended from February 11, 2006 to August 11, 2006 and the Warrants were also amended to provide that the Company has the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice if the closing bid price of the Company’s common shares, as quoted on the OTC Bulletin Board, is at least $0.70 for 30 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption.

Reference is made to the Warrant Agreement and form of Warrant filed as exhibits to the Company’s Registration Statement on Form F-1/A (File No. 333-21899) filed on May 8, 1997.

DIVIDEND POLICY

We do not anticipate paying any cash dividends on our common stock in the foreseeable future but plan to retain future earnings, if any, to be used in implementing our business plan.

SELECTED FINANCIAL DATA

The following selected consolidated financial data of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto, other financial data, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein.

	US$
	YEAR ENDED DECEMBER 31,
	2005(1)	2004(1)	2003(1)	2002(1)	2001(1)
Statement of Operations Data:
Revenue	14,392,647	9,496,569	14,254,652	6,092,200	6,845,826
Physician fees and other direct costs	10,678,611	7,271,148	11,494,170	4,929,138	5,643,347
Gross Profit	3,714,036	2,225,421	2,760,482	1,163,062	1,202,479
Operating expenses before undernoted items	4,038,437	3,601,423	2,884,206	1,808,498	1,894,888
Depreciation and amortization	243,413	134,238	52,851	52,453	76,331
Other expenses	432,748	865,939	1,274,217	416,667	1,898,310

Loss before income taxes	(1,000,562)	(2,376,179)	(1,450,792)	(1,114,526)	(2,667,050)
Income taxes (recovery)	-	-	(2,458)	-	1,248,016
Minority interest	-	-	(2,094)	(2,211)	1,926
Gain (Loss) on Discontinued operations	144,005	1,034,974	(128,410)	508,651	(2,824,575)
Net loss - Canadian GAAP	(856,557)	(1,341,205)	(1,574,650)	(603,664)	(6,741,567)
Net loss - US GAAP	(848,653)	(1,176,578)	(2,132,537)	(619,214)	(6,964,095)
Preferred share dividends	-	(34,173)	(135,006)	(134,983)	(134,870)
Forgiveness of Preferred share dividends	-	579,582	-	-	-

Net loss attributable to common shareholders - Canadian GAAP	(856,557)	(795,796)	(1,709,656)	(738,647)	(6,876,437)
Net loss attributable to common shareholders - US GAAP	(848,653)	(631,169)	(2,267,543)	(754,197)	(7,098,965)
Basic loss per common share(2)
Continuing operations	(0.02)	(0.05)	(0.17)	(0.08)	(0.48)
Discontinued operations	0.00	0.03	(0.01)	0.05	(0.34)
Balance Sheet Data:
Working Capital Surplus (deficit)	(56,542)	1,224,127	(3,169,692)	(2,329,525)	(1,931,980)
Total Assets	4,618,106	7,322,027	4,044,225	3,641,207	3,421,080
Notes Payable	599,991	599,991	599,991	590,536	590,536
Shareholders' equity (deficit) - Canadian GAAP	81,477	559,249	(3,448,142)	(2,341,861)	(1,844,350)
Shareholders' equity (deficit) - US GAAP	1,169,349	1,647,121	(2,360,270)	(1,253,989)	(756,478)

Year end US$ exchange rate (equivalent to 1Cdn$)	0.86	0.83	0.77	0.63	0.63

Average US$ exchange rate (equivalent to 1Cdn$)	0.83	0.77	0.71	0.64	0.65

Range of high and low rates (equivalent to 1Cdn$)	0.79 to 0.87	0.71 to 0.85	0.63 to 0.78	0.62 to 0.67	0.62 to 0.67

SUPPLEMENTARY FINANCIAL INFORMATION

QUARTERLY FINANCIAL DATA (UNAUDITED)
	4TH QUARTER		3rd QUARTER		2nd QUARTER		1ST QUARTER
	2005	2004	2005	2004	2005	2004	2005	2004

Revenue	4,193,481	2,590,644	4,109,121	2,281,743	3,010,613	2,178,969	3,079,432	2,445,213

Gross Profit	1,139,791	580,505	1,005,479	533,701	760,893	567,826	807,873	543,389

Income (loss) before undernoted items	166,574	86,955	15,585	(339,740)	(227,177)	(900,261)	(279,383)	(222,956)

Net loss before discontinued operations	(57,918)	(624,473)	(73,879)	(476,146)	(300,998)	(958,492)	(567,767)	(317,068)

Gain (loss) from discontinued operations	19,945	356,301	(63,279)	241,279	(83,525)	234,142	270,864	203,252

Net loss for the period	(37,973)	(253,017)	(137,158)	(234,867)	(384,523)	(160,346)	(296,903)	(147,566)

Basic loss per common share
Continuing operations	0.00	0.00	0.00	(0.01)	(0.01)	(0.02)	(0.01)	(0.04)
Discontinued operations	0.00	0.00	0.00	0.00	0.00	0.01	0.00	0.02)

(1)

In Q1 2005, the Company reclassified its results from Government Healthcare Services (related to the DND contract) to discontinued operations. Accordingly, the results of operations have been reclassified to the discontinued line item on the income statement for the respective periods ended December 31, 2004, 2003, 2002 and 2001.

(2)	Basic loss per common share reflects net loss available to common shareholders divided by the weighted average number of common shares outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING COMMENTARY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS FORM 10-K. THE DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "PLAN," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PREDICT," "POTENTIAL," "INTEND," OR "CONTINUE," AND SIMILAR EXPRESSIONS. THESE STATEMENTS ARE ONLY PREDICTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS FORM 10-K.

Certain prior year information has been reclassified to conform to the current year’s presentation including the Reclassification of the Company’s Government Healthcare Services operations to discontinued operations.

BUSINESS OVERVIEW

The Company’s operations are comprised of three business units: Staffing Solutions, Medical Services and Healthcare Consulting Services. In 2005, 64% of the Company’s revenue was generated by the Staffing Solutions unit; 28% by the Medical Services unit; and 8% by the Healthcare Consulting unit. From a Gross Margin perspective, the contribution was 46%, 38% and 16%, respectively.

The Company is well positioned to deal with the continuous challenges that confront the Canadian healthcare system. Some of these challenges, including the growing shortage of ER doctors, longer waiting times by patients, and the growing cost of public medicine, play directly into the Company’s strengths.

The Company’s Staffing Solutions provide physician-staffing services to more than 40 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities.

MEII’s Medical Services, many of which are delivered through wholly owned subsidiaries, include chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics and family medical clinics

The Company’s Healthcare Consulting Services provides custom solutions for governments and national and provincial bodies on a variety of matters including primary care renewal, project evaluation, and healthcare human resource planning.

The Company tracks its operations by monitoring certain key performance indicators. For Staffing Solutions, the Company monitors the number of contracts under administration, monthly shifts booked, and gross margin per contract. For Medical Services, the Company tracks the number of infusions for Infusion Services and the number of patient referrals, average billing per patient and the number of patient visits for the pain management practice. For Healthcare Consulting Services, the Company tracks the gross margin per contract and our win / loss ratio on contract bids. We also measure certain key balance sheet ratios such as working capital, to monitor our cash flow situation.

The Staffing Solutions business is driven by the Company’s ability to recruit and retain physicians and nurse practitioners. With the chronic shortage of healthcare providers, the Company dedicates considerable resources to attracting new providers to the Company. Because of the limited supply of healthcare providers, the inability to attract additional personnel could limit the Company’s ability to fill open shifts and to continue its revenue growth.

Growth of the Company’s Medical Services business is dependent on several factors. The Infusion business is reliant upon our ability to introduce new drug therapies through our infusion clinics and by expanding the number of clinic locations. Failure to succeed with either of these initiatives will limit the Company’s ability to drive its revenue growth. For Pain Management Services, growth is dependent on our ability to recruit additional doctors to provide pain therapies. With the long wait-times for patients to obtain adequate pain management treatment, patient demand is less of a concern for the Company.

The growth of Healthcare Consulting Services is dependent on market developments in Canadian healthcare. At this time, it is perceived that growth opportunities abound because of on-going demand for health human resource planning, primary healthcare reform initiatives and pandemic planning. For the Company to be successful it must improve its business development tools to ensure that it is in front of the right business opportunities.

STAFFING SOLUTIONS

MEII is the leading provider of ER doctors to Ontario hospitals. The Company provides physician-staffing services to more than 40 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. The Company believes that on-going physician shortages and continuing demand for improved levels of care will continue to drive its Staffing Solutions business.

In addition to its conventional ER staffing, MEII has developed a unique integrated staffing solution, which was trialed with the Whitby Mental Health Centre, to recruit primary care physicians. Based on patient population, the nature of the cases being treated, and the total cost of the current system, MEII introduced a healthcare model combining Primary Care Physicians with Primary Care Nurse Practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health in Toronto, Canada, awarded MEII a similar contract for primary care services. In 2004, the company introduced Primary Health Care Nurse Practitioners to its mix of healthcare providers in community-based hospitals.

MEDICAL SERVICES

MEII provides innovative medical services directly to healthcare consumers.

Infusion Services

In March 2001, MEII entered into an agreement with Schering Canada Inc. to become a coordinator for the community-based infusion of the medication known as Remicade™.  This contract capitalizes on the Company's access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. The Company delivered more than 7,500 infusions in 2005.

MEII expects continued growth for this service, as infusion services move from institutional settings into community-based settings.

As of March 31, 2006, the Company operated 14 virtual clinics across Ontario. On an as-required basis, the Company rents space in community-based medical clinics. MEII’s team of infusion coordinators arrange for patients to arrive at the clinic at a prescribed time and for a physician and nurse to be available to attend to their needs. The Remicade™ is supplied by a local pharmacy.

The Company continues to look for additional products to offer through its infusion clinics.

Pain Management Services

MEII’s chronic pain management service, CPM Health Centres Inc. (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. A second location, in downtown Toronto, was opened in December 2004 and three more locations have been opened since then, in Hamilton, Oakville and Mississauga.

CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists and ER physicians, amongst others.

In August of 2005, Dr. Roman Jovey, the President of the Canadian Pain Society, joined CPM as its Medical Director. Over the last 15 years, Dr. Jovey has developed an international reputation in the field of chronic, non-cancer pain, using pharmacotherapy. In addition to maintaining a private practice, Dr. Jovey also consults with the pharmaceutical industry and educational institutions on medical educational programs related to pain. He is also a medico-legal expert for the Canadian Medical Protective Association on cases related to opioids, pain and addiction.   In his capacity as Medical Director, Dr. Jovey oversees the clinical aspects of CPM and assists in the training of new physicians.

The Company intends to increase the number of physicians available to treat those suffering from chronic pain and thereby improve service availability to a healthcare sector that is plagued by long wait times. The Company has developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management. The second group of these doctors is now being scheduled to complete the clinical portion of their training in the Company’s Toronto-area clinics.

The clinic that CPM acquired in November 2004 increased monthly capacity from approximately 300 patients per month to almost 700 patients per month during 2005. Further, CPM as a whole more than tripled its volumes by seeing about 1,000 patients in the month November, compared to the 289 patients seen in November of 2004.

Plans are underway to further increase capacity in 2006 by training more doctors and by opening additional clinic locations.

HEALTHCARE CONSULTING

Over the years, MEII has developed significant experience in international and domestic healthcare consulting. Currently the Company is providing consulting services under several contracts, advising on a range of issues related to primary care staffing, health human resource planning, and integrated service delivery models.

In 2005, the Company developed an innovative health human resource planning tool for the four Atlantic Provinces (New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador). The tool focused on a needs based model as opposed to the traditional supply based design. This project received wide recognition in the marketplace and the Company expects that new business opportunities will arise as a consequence.

The Company was recently awarded a contract by a national association to provide consulting services in connection with planning for an influenza pandemic. The Company believes that this contract, like the one with the Atlantic Provinces, has the potential to generate additional consulting opportunities.

In 2005, the Company also completed projects for the Royal College of Physicians and Surgeons and the Canadian Nurses Association. Additionally, MEII also started five projects associated with the design and development of Family Health Teams (FHTs) across Ontario. The Company expects to be awarded additional contracts in 2006.

MEII has used a ‘virtual’ model to build its healthcare consulting practice. Under the guidance of MEII’s Director of Health Services Consulting, the Company responds to contract tenders for projects that meet pre-defined criteria. Project-specific teams are assembled, based on the needs of the contract. The Company calls on the expertise of leading academics and industry leaders to work on specific projects. On a recent contract, the Company worked with two internationally recognized subject-matter experts, a former senior public-health officer and surgeon, two professors at leading Canadian universities, a lawyer, and a chief health human resource officer for a provincial government. In tandem with MEII’s own project manager, the contract was won in a competition against bids from several multi-national consulting firms.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2006 TO THE THREE MONTHS ENDED MARCH 31, 2005

REVENUE

The Company's revenue from continuing operations for the three months ended March 31, 2006 was $4,558,251 compared to $3,079,432 for the three months ended March 31, 2005.

The increase in revenue during the 2006 period over the comparable 2005 period of approximately 48% was attributable to an increase in all operating divisions. Divisional revenues were:

	Quarter Ended March 31,
Division	2006	2005
Staffing Solutions	$2,682,244	$1,987,634
Medical Services	1,441,488	784,080
Consulting	434,519	307,718
Total	$4,558,251	$3,079,432

Staffing revenues increased 35% in the first quarter of 2006 over 2005. This increase was primarily attributable to an increase in the number of staffing contracts. In late 2004 and early 2005, the Company undertook a review of its Staffing operations. To encourage growth, the Company reduced some of its rates. Reception to this initiative was strong and the result was that at the end of the first quarter of 2006 the Company managed 42 staffing contracts compared to 28 contracts a year earlier.

Revenue from the Medical Services division increased 84% to $1,441,488 from $784,080 in 2005. The increase was driven by three factors.

1.

In late 2004, the Company launched its Pain Management business. In the first quarter of 2006, the Pain Management business generated $627,272 in revenue compared to $231,279 in 2005 as the Company grew from one to four clinics. The Pain Management business, as discussed last year, is an opportunity for the Company to generate considerable growth. It is a field of healthcare that is vastly under serviced in Canada. The Company has recently opened its fifth clinic location and more sites are scheduled for 2006. It is anticipated that strong revenue growth will continue in the current fiscal year.

2.

The Infusion business increased about $122,000 to $561,122 from $438,725 in 2005. The 28% increase in the Infusion business was driven by a 31% increase in infusions from 1,655 in the first quarter of 2005 to 2,175 in the same quarter of 2006 offset by a 9% decrease in revenue per infusion. The decrease in ‘per infusion’ revenues was the result of a renegotiation of the supply arrangement with our major partner, which was effected in the latter part of 2005.

3.

During 2005, the Company re-assumed responsibility for two family medical clinics, one in January 2005 and the second in November 2005. These clinics generated $253,094 in revenue in the first quarter of 2006 compared to $114,076 in 2005. In the first quarter of 2005, the Company operated one clinic in Wallaceburg, Ontario. During the first quarter of 2006, the Company operated two family medical clinics, the Wallaceburg location and a second clinic in Calgary Alberta.

Revenue from Healthcare Consulting was $434,519 for the first quarter of the year compared to $307,718 for the quarter ended March 31, 2005, an increase of 41%. For the last two years the Company has increased its focus on its Consulting practice. Working with leading academics and industry experts, the Company has successfully bid on, and won, an increasing number of contracts. Our early successes in health human resource planning and primary care renewal have led to increased opportunities. Further, our experience with primary care led to our involvement, in 2005, with the Province of Ontario’s Family Health Team initiative. The Company has signed several contracts to assist community-based Family Health Teams to develop business plans for funding of their individual family health teams.

GROSS MARGIN

Gross Margin (revenue less physician and other direct costs) increased to $1,294,937 (60%) for the first quarter of 2006, from $807,873 for the same period in 2005.

	Quarter Ended March 31,
Division	2006	2005
Staffing Solutions	$495,805	$358,628
Medical Services	547,253	262,945
Consulting	251,879	186,300
Total	$1,294,937	$807,873

The Gross Margin from the Staffing business increased to $495,805 from $358,628 in 2005. The increase of 38% was largely driven by the increase in the number of contracts under management and to a lesser extent by the increased strength of the Canadian dollar relative to the U.S. dollar. There was also an increase in the gross margin percentage, 18.7% in 2006 versus 17.5% in 2005, because the Company was better able to manage the direct costs associated with management of the contracts.

The Gross Margin from Medical Services increased 108%, or about $284,000 in the first quarter of 2006 compared to the same period in 2005. As discussed above concerning revenue, this is attributable to (a) the launch of the Pain management business ($136,000); (b) increased Infusion volumes ($67,000) and better margin per infusion ($29,000); and (c) the resumption of the family medical clinics ($52,000).

The Gross Margin from Consulting Services increased 35% for the first three months of 2006 from $186,300 in 2005 to $251,879 in 2006. The increase is Gross Margin is attributable to increased volume of activity in 2006.

OPERATING EXPENSES

Operating expenses are comprised of both direct and indirect operating expenses. Indirect expenses include corporate overheads, which are allocated to the divisions, based on gross margin earned by the division.

On an overall basis, operating expenses increased 12.4%, or $137,000, to $1,222,210 million for the first quarter of 2006 from $1,087,256 for the quarter ended March 31, 2005. The increase was attributable to increased costs associated with the Family Medical Clinics ($75,000), the Consulting business ($65,000) and the Pain business ($31,000). Net of these increases there was a reduction in operating costs of about $34,000. The reduction in costs were largely driven by a reduction in corporate overheads associated by staffing and other cost reductions ($30,000) implemented after the loss of the DND contract as the Company focused on growth in its existing business units.

On a divisional basis, after the allocation of corporate overheads, operating expenses were as follows:

	Quarter Ended March 31,
Division	2006	2005
Staffing Solutions	$397,940	$443,251
Medical Services	600,798	462,832
Consulting	223,472	181,173
Total	$1,222,210	$1,087,256

AMORTIZATION AND INTEREST

Amortization decreased from $42,657 for the three months ended March 31, 2005 to $40,306 for the same period in 2006. During 2004 and 2005, the Company increased its capital spending on computer hardware and software and on office furniture and leaseholds. The equipment upgrades were part of a planned upgrade, which occurred after the May 2004 equity financing. The leasehold improvements arose after the Company moved its head office in June 2004. With capital expenditures diminishing in 2006, amortization for the period was reduced.

For the three months ended March 31, 2006, the Company incurred interest and financing charges of $6,813, compared to interest earned of $5,390 for the same period in 2005. When the Company completed its financing in 2004, it went from a net borrower to a net investor of cash. In the first quarter of 2005 interest earned exceeded interest and other bank charges.

OTHER EXPENSES

Stock compensation expenses were $78,403 for the three month period ended March 31, 2006 compared to $251,117 for the first quarter of 2005. Stock compensation expenses arise when options or warrants, issued to employees or others, vest. In 2005, 1,437,500 share purchase warrants, that were set to expire, were extended by one year. In 2006, the same warrants were extended by six months. The exercise price of the share purchase warrants was also reduced from $0.50 to $0.20 in December 2005.

INCOME TAXES

The Company has loss carry forwards of approximately $10 million to be applied against future corporate income taxes. This benefit has not been reflected in these statements.

 DISCONTINUED OPERATIONS (GOVERNMENT HEALTHCARE SERVICES)

In March 2001, the Company was awarded an administrative management services contract (the Contract), the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The Contract had an initial period of three years ending on March 31, 2004, but it was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract. MEII responded to the tender proposal and its bid was one of three considered by PWGSC (the New Contract). In December 2004 MEII learned that it was not successful in its bid to win the New Contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

In January 2005 the Company launched a Cdn$100,000,000 lawsuit against the winning bidder and a former employee of the Company.  The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the New Contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to MEII.  On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (CITT).

The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, MEII questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (RFP). Specifically, the Company alleged that PWGSC:

•	Awarded the New Contract to a bidder that did not meet the mandatory requirements of the bid;
•	Introduced unpublished evaluation criteria to the evaluation process, and
•	Failed to properly apply the published evaluation criteria.

In filing the complaint, the Company sought to terminate the New Contract award to the winning bidder, to have MEII awarded the New Contract, or in the alternative, to have a new bid process conducted.  In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision the CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. On April 26, 2006, the Federal Court of Appeal (the Court) dismissed the Company’s application. The Court’s findings do not affect the Company’s action against the winning bidder and former employee.

During the first quarter of 2006, the Company had a profit from discontinued operations of $121,635, compared to $270,864 in the first quarter of 2005. The profit in the quarter arose when the Company reached agreement with PWGSC and DND regarding certain disputed amounts. Included in this amount was about $130,000 of expenses related to legal and consulting services incurred while (a) protesting the loss of the contract and (b) in trying to collect certain amounts owing from the existing Contract. The Company received approximately $385,000 from the settlement in the second quarter of 2006.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2005 TO THE YEAR ENDED DECEMBER 31, 2004

REVENUE

The Company's revenue from continuing operations for the year ended December 31, 2005 was $14.4 million compared to $9.5 million for the year ended December 31, 2004, and $14.3 million for the year ended December 31, 2003.

The increase in revenue in 2005 over 2004, of approximately 52% was attributable to an increase in all operating divisions. Divisional revenues were:

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	9.3	7.5	13.2
Medical Services	4.0	1.2	0.9
Consulting	1.1	0.8	0.2
Total	14.4	9.5	14.3

Staffing revenues increased 24% in 2005 over 2004. In late 2004 and early 2005, the Company undertook a review of its Staffing operations. To encourage growth, the Company reduced some of its rates. Reception to this initiative was strong and the result was that at the end of 2005 the Company managed about 40 staffing contracts compared to about 25 a year earlier.

Revenue from the Staffing business was $7.5 million during the year ended December 31, 2004 compared to $13.2 million for the year ended December 31, 2003. The spike in revenues in 2003 was due to the one-time revenue generated in 2003 due to the SARS outbreak. The SARS crisis generated more than $6.0 million of non-recurring staffing revenue. Absent the SARS business, 2004 revenue was as expected by management.

Revenue from the Medical Services division increased 230% to $4.0 million from about $1.2 million in 2004. The increase was driven by three factors. First, in late 2004, the Company launched its Pain management business. In 2005, the Pain business generated $1.6 million in revenue compared to $90K in 2004. Second, the Infusion business increased $0.6 million to $1.8 million from $1.2 million in 2004, and finally, during the year, the Company re-assumed responsibility for two family medical clinics. These clinics generated about $0.6 million in revenue compared to $nil in 2004. The Pain business, as discussed last year, is an opportunity for the Company to generate considerable growth. It is an area of healthcare that is vastly under serviced in Canada. The Company has opened three additional clinic locations and more sites are scheduled for 2006. It is anticipated that strong revenue growth will continue in the current fiscal year. Revenues in the Infusion business grew 50% during 2005. This was driven by a 25% increase in infusions from about 6,000 in 2004 to more than 7,500 in 2005 and by the introduction of additional services at our Infusion clinics. The additional services also increased revenues by about 25%. The family medical clinics were previously owned by the Company and were sold in 2003. In January 2005, the Company resumed operation of a clinic in Wallaceburg, Ontario, after it failed to achieve certain earnings targets. In November 2005, the Company resumed operation of a second clinic in Calgary Alberta, when the buyer defaulted on certain payment obligations. The Company has no plans to expand it Family Medical Clinics.

Compared to 2003, revenue for Medical Services increased by 33%, to $1.2 million compared to $0.9 million for the year ended December 31, 2003. The increase in revenues in 2004 was driven by a similar increase in the number of infusions provided by the division during the year.

Revenue from Healthcare Consulting amounted to approximately $1.1 million compared to $0.8 million during the year ended December 31, 2004 and compared to $155 thousand for fiscal 2003. For the last two years the Company has increased its focus on its Consulting practice. Working with leading academics and industry experts, the Company has successfully bid on, and won, an increasing number of contracts. Our early successes in health human resource planning and primary care renewal, led to increased opportunities in 2005. Further, our experience with primary care led to our involvement, in 2005, with the Province of Ontario’s Family Health Team initiative. The Company has signed several contracts to assist community-based Family Health Teams to develop business plans for funding of their individual family health teams.

GROSS MARGIN

Gross Margin (revenue less physician and other direct costs) increased to $3.7 million, or 68% from $2.2 million for the year ended December 31, 2004 and compared to $2.8 million for the year ended December 31, 2003.

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	1.7	1.4	2.2
Medical Services	1.4	0.5	0.4
Consulting	0.6	0.3	0.2
Total	3.7	2.2	2.8

The Gross Margin from the Staffing business increased to $1.7 million from $1.4 million in 2004. The increase of 21% was largely derived by the increase in the number of contracts under management ($250K) and to a lesser extent by an increase in the gross margin percentage; 18.7% in 2005 versus 18.1% in 2004. Despite the fact that the Company lowered some of its fees in 2005, it also introduced set-up fees for new contracts. This yielded a net increase in gross margin per contract.

Compared to 2003, Gross Margin in the Staffing division decreased by $0.8 million, even though gross margin percentage increased in 2004 from 16.7% to 18.6%. The change in gross margin was entirely driven by the non-recurrence of business related to SARS. Gross margin percentage was lower in 2003 because much of the SARS work was taken at reduced mark-ups.

The Gross Margin for Medical Services increased 180% ($0.9 million) in 2005 compared to 2004. As discussed above concerning revenue, this is attributable to (a) the launch of the Pain management business ($0.3 million); (b) increased Infusion volumes ($.38 million) and better margin per infusion ($0.02 million); and (c) the resumption of the family medical clinics ($0.2 million).

Compared to 2003, Gross Margin for Medical Services in 2004 increased 25% to $0.5 million from $0.4 million, but as a percentage of revenue, fell to 44.3% in 2004 from 47.8% in 2003. The increase in the absolute amount of gross margin is attributable to the 33% increase in infusions in the year. The Gross Margin percentage fell because of lower gross margins earned on the Zometa™ business. The Company attempted to grow Zometa™ as a second line of infusion medicines in 2004, but abandoned the product when suitable volumes and gross margins could not be earned.

The Gross Margin for Consulting Services doubled in 2005 from $0.3 million in 2004 to $0.6 million in 2005. The increase is Gross Margin is attributable to increased volume of activity in 2005 and also to better quoting of contracts. As experience is gained by the Consulting team, we are better able to increase our yield on our contracts.

A comparison of 2004 to 2003 is not meaningful because the Company did not track direct costs associated with its consulting work until 2004. Accordingly, in 2003, gross margin is shown to be 100%.

OPERATING EXPENSES

Operating expenses are comprised of both direct and indirect operating expenses. Indirect expenses include corporate overheads, which are allocated to the divisions, based on gross margin earned by the division.

On an overall basis, operating expenses increased 12% to $4.04 million for the year ended December 31, 2005 from $3.6 million for the year ended December 31, 2004. The increase of about $0.44 million was attributable to increased costs associated with the Pain business ($0.54 million) and the Family Medical Clinics ($0.25 million). Net of these cost increases there was a reduction in operating costs of about $0.35 million, or almost 10% of 2004’s expenses. The reduction in costs were largely driven by a reduction in corporate overheads associated by staffing reductions ($0.2 million) implemented after the loss of the DND contract and reduced business development expenses of $0.14 million as the Company focused on growth in its existing business units.

On a divisional basis, after the allocation of corporate overheads, operating expenses were as follows:

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	1.66	2.04	2.17
Medical Services	1.79	0.93	0.52
Consulting	0.59	0.63	0.19
Total	4.04	3.60	2.88

In 2004, corporate overheads remained largely constant compared to 2003; there were minimal reallocations of overheads to the divisions, as noted below.

In 2004, the Staffing costs decreased about 1% or about $0.1 million. This was attributable to a decrease in the allocation of overheads of $0.4 million and an increase in salaries of about $0.25 million. Salaries increased in 2004 when the Company added additional resources in an attempt to garner new staffing contracts, to make up for the lost SARS revenue.

In 2004, operating costs associated with Medical Services increased 79%, or $0.41 million. This was associated with an increase in the allocation of overheads ($0.25 million) and also by an increase in salary costs of about $0.14 million. The salary costs increased in line with the increased volume of infusions processed by the division.

In 2004, the operating costs associated with Healthcare Consulting increased $0.44 million (231%) over 2003. The increase was related to increased allocation of overheads of $0.14 million and a $0.3 million increase in divisional expenses. The divisional expenses grew in association with the growth of the consulting business, as 2004 was the first year that the Company allocated expenses to the Consulting division.

AMORTIZATION AND INTEREST

Amortization increased from approximately $0.13 million for the year ended December 31, 2004 to $0.24 million in 2005. During 2004 and 2005, the Company increased its capital spending on computer hardware and software and also on office furniture and leaseholds. The equipment upgrades were part of a planned upgrade which occurred after the May 2004 equity financing. The leasehold improvements arose after the Company moved its head office in June 2004. Additionally, in 2005 the Company invested about $0.08 million on leaseholds associated with its pain clinics. In 2004, amortization increased from $.05 million to $0.13 million. The increase was again linked to the capital spending that occurred after the May 2004 financing.

In 2005, the Company incurred interest and financing charges of approximately $0.06 million, compared to interest and financing costs of $0.1 million in 2004 and $0.113 million in 2003. When the Company completed its financing in 2004, it went from a net borrower to a net investor of cash. Accordingly the only interest charges in 2005 are associated with the Notes Payable. The reduction in 2004 relative to 2003, of about 12% , is due to the fact that the company negotiated lower borrowing rates on its loan facilities and repaid the secured debenture.

OTHER EXPENSES

Stock compensation expenses were $0.37 million for the year-ended December 31, 2005 compared to $0.10 million for 2004 and $1.2 million for 2003. Stock compensation expenses arise when options or warrants, issued to employees or others, vest. In 2005, 225,000 options vested and 1.4 million stock purchase warrants, that were set to expire, were extended by one year. The exercise price of the stock purchase warrants was also reduced from $0.50 to $0.20. In 2004, 262,500 options vested. In 2003, 785,000 options vested and 1.4 million warrants were re-priced from $4.50 to $0.50.

There were no other meaningful Other Expenses in 2005.

In 2004, there was a one-time impact of the closing costs of $0.61 million associated with the equity financing.

In 2004, an impairment to the long-term investment of $0.06 million was booked, during the year.

INCOME TAXES

The Company has loss carry forwards of approximately $10 million to be applied against future corporate income taxes. This benefit has not been reflected in these statements.

DISCONTINUED OPERATIONS (GOVERNMENT HEALTHCARE SERVICES)

In March of 2001, the Company was awarded an administrative management services contract (the Contract), the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The Contract had an initial period of three years ending on March 31, 2004, but it was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract. MEII responded to the tender proposal and its bid was one of three considered by PWGSC (the New Contract). In December 2004 MEII learned that it was not successful in its bid to win the New Contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

In January 2005 the Company launched a Cdn$100,000,000 lawsuit against the winning bidder and a former employee of the Company.  The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the New Contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to MEII.  On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (CITT).  The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, MEII questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (RFP). Specifically, the Company alleged that PWGSC:

•	Awarded the New Contract to a bidder that did not meet the mandatory requirements of the bid;
•	Introduced unpublished evaluation criteria to the evaluation process, and
•	Failed to properly apply the published evaluation criteria.

In filing the complaint, the Company sought to terminate the New Contract award to the winning bidder, to have MEII awarded the New Contract, or in the alternative, to have a new bid process conducted.  In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision the CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. The Federal Court of Appeal convened on March 22, 2006 to consider the matter. A ruling has not yet been received.

During 2005, the Company had a profit from discontinued operations of $0.14 million. Included in this amount was about $0.35 million of expenses that arose after the expiry of the Contract. The expenses related to legal and consulting services incurred while (a) protesting the loss of the contract and (b) in trying to collect certain amounts owing from the existing Contract. The Company expects to receive about $0.35 million from the settlement of certain disputed amounts under the Contract.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2006, the Company's cash position was $483,239 compared to $660,947 at December 31, 2005.

The Company’s principal source of liquidity is its cash flow from operations. Historically we have incurred operating losses. Losses were stabilized and reversed in the latter half of 2005 and this continued through the first quarter of 2006. The Company’s working capital position (current assets minus current liabilities) improved by about $75,000 in the first quarter. Based on the result of recent business initiatives, management anticipates that this positive trend will continue for the foreseeable future.  The Company also settled a dispute with a former customer during the quarter. The Company received approximately $385,000 in settlement of the dispute in the second quarter of 2006.

The reduction in the cash position of ($177,708) in the first quarter of 2006 resulted from (a) an increase of cash from operations of $66,000; (b) and changes to non-cash working capital items of ($61,000); (c) a ($149,000) change from discontinued operations, comprised of a $121,000 profit from discontinued operations and a ($270,000) decrease in working capital from discontinued operations; and (c) ($31,000) used by the Company in investing activities with respect to the purchase of property, plant and equipment. The investing activities largely related to funds used for the acquisition of leasehold improvements at the Company’s pain clinics.

The Company intends to expand its operations as fast as cash flow from operations, permits. As demand for the Company’s services remain strong, it is anticipated that cash flow from operations will satisfy our working capital and capital expenditure needs and other obligations, except for the payment of the $700,000 of Notes Payable plus accrued interest. The Notes Payable are due September 30, 2006 and are payable, along with interest at the rate of 7%, in cash or shares, or any combination thereof, at the Company’s option. It is anticipated that the Notes Payable and interest will be settled through the issuance of additional common shares.

There were no financing activities in 2006 or 2005. During 2004, financing activities generated $4.5 million of cash. Effective June 15, 2004, the Company issued 39,360,272 common shares as part of an equity financing (the “Financing”). As a condition of the Financing, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares and preferred share dividends, in the amount of $0.58 million, were forgiven. The preferred shares were redeemable in 2006, for common shares then valued at $4.5 million. In addition to issuing the common shares, MEII also issued, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the new investors and former preferred shareholder to maintain their pro rata share of their equity position.

During the first quarter of 2005 the terms of the 1,437,500 common share purchase warrants issued in February 1998 were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2005. On February 10, 2006, the Company further extended the exercise period of the warrants from February 11, 2006 to August 11, 2006. MEII has also amended the terms of the warrants to provide that if the closing price of common shares of MEII is $.70 or greater for thirty consecutive trading days, MEII has the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice. On December 15, 2005, the Company filed a post-effective amendment to its Registration Statement, reducing the exercise price from $0.50 to $0.20. As of the filing of this report, the amendment has not been declared effective by the SEC. Pursuant to this amendment, the conversion price of the New Warrants, was also reduced. The New Warrants are now convertible in a range of prices from $0.20 per common share to $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants. If the underlying options and warrants are not exercised, the New Warrants may not be exercised.

OFF BALANCE SHEET ARRANGEMENTS

The Company is not a party to any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The Company is committed to contractual obligations totaling $2.9 million. The Company has not engaged in off-balance sheet financing, commodity contract trading or significant related party transactions. Contractual obligations are as follows:

							Total
	2006	2007	2008	2009	2010	Thereafter	Obligations
Long-term debt [1]	331,212	331,212	302,967	-	-	-	965,392

Operating lease obligations	403,120	403,570	226,377	109,583	21,385	14,897	1,178,932

Notes payable [2]	778,500	-	-	-	-	-	778,500

Total	$1,512,832	$734,782	$529,344	$109,583	$21,385	$14,897	$2,922,824

Notes:

1 - Includes interest on long-term debt at the prescribed rate established by the Canada Revenue Agency (CRA), currently set at 7%. These interest costs have been waived by CRA in recent years.

2 - Includes interest at the rate of 7%. Interest is payable in cash or by the issuance of common stock, or any combination thereof.

CRITICAL ACCOUNTING POLICIES AND ASSUMPTIONS

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period. Significant areas requiring the use of estimates relate to: 1) the reported amounts of revenues and expenses, 2) the assessment of collection risk associated with accounts receivable, 3) the disclosure of contingent liabilities. We evaluate our estimates on an on-going basis. We state our accounting policies in the notes to the audited consolidated financial statements and related notes for the year ended December 31, 2005, contained herein. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

▪

We maintain accruals for revenues, physician fees and other direct costs, salaries, benefits, and other costs. Major accruals, revenues and expenses, relate to the accrual of revenue and expenses associated with staffing contracts. These accruals are of a short duration; that is, revenues and expenses are generally known before financial statements are finalized. Based on historical experience our accruals have proven accurate. Should changes occur in the future, we may be required to revise our accrual assumptions.

▪

We maintain an allowance for doubtful accounts for estimated losses resulting from fraudulent claims made by patients, the inability of our corporate customers to make required payments, or as a result of a dispute in the invoiced amount. Fraudulent claims arise when patients seek medical care and provide an invalid health card for payment. The introduction of electronic medical records services, which pre-screen patients prior to services being rendered, is rapidly diminishing our exposure to fraudulent claims by patients. We determine the adequacy of our bad debt allowance by continually evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic and business conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Historically losses on uncollectible accounts have not exceeded our allowances. As of December 31, 2005, our allowance for doubtful accounts was $18 thousand (2004 - $16 thousand).

▪

We are subject to various claims and legal actions in the ordinary course of our business. These matters include breach of contract or similar matters arising from contractual disputes. Our hospital and healthcare facility clients may also become subject to claims, governmental inquiries and investigations and legal actions to which we may become a party relating to services provided by our professionals. From time to time, and depending upon the particular facts and circumstances, we may be subject to indemnification obligations under our contracts with our hospital and healthcare facility clients relating to these matters. Material pending legal proceedings brought against the Company are described in Item 3. Legal Proceedings above. As mentioned, we are unable to determine our potential exposure regarding these lawsuits at this time. Similarly, we have other contingent liabilities that pertain to amounts potentially owing to government authorities. We continue to evaluate the probability of an adverse outcome and will provide accruals for such contingencies as required. We are currently not aware of any other such pending or threatened litigation or similar contingency that we believe is reasonably likely to have a material adverse effect on us. If we become aware of such claims against us, we will evaluate the probability of an adverse outcome and provide accruals, as required, at that time.

Recently Issued Accounting Pronouncements

SFAS No. 149 - Amendment of statement 133 on derivative instruments and hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133 accounting for derivative instruments and hedging activities.

SFAS No. 150- Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

SFAS No. 151-Inventory Costs—an amendment of ARB No. 43, Chapter 4 (Issued 11/04). This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).

SFAS No. 152-Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position.

SFAS No. 153-Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.

SFAS No. 123 (revised 2004)-Share-Based Payment. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

SFAS No. 132 (revised 2003)- Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106 (Issued 12/03). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

BUSINESS

BACKGROUND

Med-Emerg International Inc (“MEII” or the “Company”) is an established healthcare solutions provider. Founded to supply contract staffing of emergency room (ER) physicians and nurses, the Company has expanded to offer medical services and healthcare consulting to a variety of governments, communities and facilities across Canada.

The Company’s operations are comprised of three business units: Staffing Solutions, Medical Services and Healthcare Consulting Services. In 2005, 64% of the Company’s revenue was generated by the Staffing Solutions unit; 28% by the Medical Services unit; and 8% by the Healthcare Consulting unit. From a Gross Margin perspective, the contribution was 46%, 38% and 16%, respectively.

The Company is well positioned to deal with the continuous challenges that confront the Canadian healthcare system. Some of these challenges, including the growing shortage of ER doctors, longer waiting times by patients, and the growing cost of public medicine, play directly into the Company’s strengths.

The Company’s Staffing Solutions provide physician-staffing services to more than 40 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities.

MEII’s Medical Services include chronic pain management, intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics, and family medical clinics.

The Company’s Healthcare Consulting Services provides custom solutions for governments and national and provincial bodies on a variety of matters including primary care renewal, project evaluation, and healthcare human resource planning.

MEII was founded in 1983 and is incorporated under the Business Corporation Act (Ontario).

STAFFING SOLUTIONS

MEII is the leading provider of ER doctors to Ontario hospitals. The Company provides physician-staffing services to more than 40 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. The Company believes that on-going physician shortages and continuing demand for improved levels of care will continue to drive its Staffing Solutions business.

In addition to its conventional ER staffing, MEII has developed a unique integrated staffing solution, which was trialed with the Whitby Mental Health Centre, to recruit primary care physicians. Based on patient population, the nature of the cases being treated, and the total cost of the current system, MEII introduced a healthcare model combining Primary Care Physicians with Primary Care Nurse Practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health in Toronto, Canada, awarded MEII a similar contract for primary care services. In 2004, the company introduced Primary Health Care Nurse Practitioners to its mix of healthcare providers in community-based hospitals.

Physicians choose to work with MEII for a variety of reasons. The Company can offer a variety of clinical experiences ranging from rural ER facilities to some of the country’s busiest emergency departments. Doctors can take a lead role or work in a team environment with more seasoned practitioners. Flexible scheduling also appeals to many ER physicians. While maintaining a regular position with one hospital, a physician can elect to work extra shifts through MEII. Also, some physicians take advantage of out-of-town assignments by booking vacations close to hospitals in resort communities.

MEII is responsible for the recruiting, credentialing and scheduling of its healthcare professionals. Historically physicians and nurses have been recruited by word-of-mouth, at trade shows and through trade publications. Before arriving at a facility, the practitioner is screened to ensure that he or she has the necessary professional credentials, is licensed in the jurisdiction of the facility in question, carries all of the relevant medical malpractice insurance in addition to any requirements or skills, unique to the specific facility. Client scheduling requirements are obtained six to ten weeks in advance of shift dates. Once the shift requirements are obtained, MEII personnel query the Company’s proprietary data base of healthcare providers and contact those with the appropriate skills, credentials and availability to determine their interest in taking on a specific shift.

Doctors’ billings account for more than 90% of MEII’s Staffing Solutions revenue. MEII pays its doctors based on rates prescribed by provincial health insurance programs. With most of MEII’s revenues generated in the Province of Ontario, the Ontario Hospital Insurance Program (OHIP) rates are the basis of payment for most doctor payments.

MEDICAL SERVICES

MEII provides innovative medical services directly to healthcare consumers.

Infusion Services

In March 2001, MEII entered into an agreement with Schering Canada Inc. to become a coordinator for the community-based infusion of the medication known as Remicade™. This contract capitalizes on the Company's access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. The Company delivered more than 7,500 infusions in 2005.

MEII expects continued growth for this service, as infusion services move from institutional to community-based settings.

As of March 31, 2006, the Company operated 14 virtual clinics across Ontario. On an as-required basis, the Company rents space in community-based medical clinics. MEII’s team of infusion coordinators arrange for patients to arrive at the clinic at a prescribed time and for a physician and nurse to be available to attend to their needs. The Remicade™ is supplied by a local pharmacy.

Remicade™ is currently approved by Health Canada for three indications in Ontario: rheumatoid arthritis, Crohn’s disease, and ankylosing spondylitis. Remicade™ is also prescribed for ulcerative colitis, psoriasis and psoriatic arthritis, but these indications are awaiting approval from Health Canada. Once an indication is approved by Health Canada, it is more likely that doctors will prescribe the medicine and that insurance companies will insure the medicine. Historically, more than 85% of infusions have been related to Crohn’s disease and rheumatoid arthritis. Although total infusions grew by more than 25% in 2005, growth for the two key indications was less than 5% in the latter part of the year. The Company expects growth related to Remicade™ to level off unless additional indications are approved by Health Canada.

The Company continues to look for additional products to offer through its infusion clinics.

Pain Management Services

MEII’s chronic pain management service, CPM Health Centres Inc. (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. A second location, in downtown Toronto, was opened in December 2004 and three more locations have been opened since then,, in Hamilton, Oakville and Mississauga.

CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists and ER physicians, amongst others.

In August of 2005, Dr. Roman Jovey, the President of the Canadian Pain Society, joined CPM as its Medical Director. Over the last 15 years, Dr. Jovey has developed an international reputation in the field of chronic, non-cancer pain, using pharmacotherapy. In addition to maintaining a private practice, Dr. Jovey also consults with the pharmaceutical industry and educational institutions on medical educational programs related to pain. He is also a medico-legal expert for the Canadian Medical Protective Association on cases related to opioids, pain and addiction.   In his capacity as Medical Director, Dr. Jovey oversees the clinical aspects of CPM and assists in the training of new physicians.

The Company intends to increase the number of physicians available to treat those suffering from chronic pain and thereby improve service availability to a healthcare sector that is plagued by long wait times. The Company has developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management. The second group of these doctors is now being scheduled to complete the clinical portion of their training in the Company’s Toronto-area clinics.

The clinic that CPM acquired in November 2004 increased patient visits from approximately 300 patients per month to almost 700 patients per month during 2005. Further, CPM as a whole more than tripled its volumes by seeing approximately 1,000 patients in November 2005, compared to the 289 patients seen in November of 2004.

Plans are underway to further increase capacity in 2006 by training more doctors and by opening additional clinic locations.

Family Medical Clinics

In January 2005, the Company resumed operation of a family medical clinic in Wallaceburg, Ontario that it had sold in 2003, after the purchaser failed to achieve certain earnings targets. In November 2005, the Company resumed operation of a second clinic in Calgary Alberta, when the buyer defaulted on certain payment obligations. The Company is exploring ways to enhance the performance of the Family Medical Clinics by utilizing them for infusion and/or pain management services.

HEALTHCARE CONSULTING

Over the years, MEII has developed significant experience in international and domestic healthcare consulting. Currently the Company is providing consulting services under several contracts, advising on a range of issues related to primary care staffing, health human resource planning, and integrated service delivery models.

In 2005, the Company developed an innovative health human resource planning tool for the four Atlantic Provinces (New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador). The tool focused on a needs based model as opposed to the traditional supply based design. This project received wide recognition in the marketplace and the Company expects that new business opportunities will arise as a consequence.

The Company was recently awarded a contract by a national association to provide consulting services in connection with planning for an influenza pandemic. The Company believes that this contract, like the one with the Atlantic Provinces, has the potential to generate additional consulting opportunities.

In 2005, the Company also completed projects for the Royal College of Physicians and Surgeons and the Canadian Nurses Association. Additionally, MEII also started five projects associated with the design and development of Family Health Teams (FHTs) across Ontario. The Company expects to be awarded additional contracts in 2006.

MEII has used a ‘virtual’ model to build its healthcare consulting practice. Under the guidance of MEII’s Director of Health Services Consulting, the Company responds to contract tenders for projects that meet pre-defined criteria. Project-specific teams are assembled, based on the needs of the contract. The Company calls on the expertise of leading academics and industry leaders to work on specific projects. On a recent contract, the Company worked with two internationally recognized subject-matter experts, a former senior public-health officer and surgeon, two professors at leading Canadian universities, a lawyer, and a chief health human resource officer for a provincial government. In tandem with MEII’s own project manager, the contract was won in a competition against bids from several multi-national consulting firms.

DISCONTINUED OPERATIONS (GOVERNMENT HEALTHCARE SERVICES)

In March 2001, the Company was awarded an administrative management services contract, the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The contract had an initial period of three years ending on March 31, 2004, but the contract was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract. MEII responded to the tender proposal and its bid was one of three considered by PWGSC. In December 2004, MEII learned that it was not successful in its bid to win a follow-on contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

In January 2005 the Company initiated a Cdn$100,000,000 lawsuit against the winning bidder and a former employee of the Company.  The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to MEII.  On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (CITT).  The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, MEII questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (RFP). Specifically, the Company alleged that PWGSC:

•	Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;
•	Introduced unpublished evaluation criteria to the evaluation process, and
•	Failed to properly apply the published evaluation criteria.

In filing the complaint, the company sought to terminate the contract award to the winning bidder, to have MEII awarded the contract, or in the alternative, to have a new bid process conducted.  In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision the CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. On April 26, 2006, the Federal Court of Appeal (the Court) dismissed the Company’s application.  The Court’s findings do not affect the Company’s action against the winning bidder and former employee.

OVERVIEW OF THE CANADIAN HEALTHCARE INDUSTRY

STAFFING SOLUTIONS

The Canadian healthcare industry, like those in most industrialized nations, suffers from a chronic shortage of healthcare professionals. This situation is most acute in rural areas. Fewer than 10% of Canada's doctors work in rural areas, even though that's where 21% of Canadians live. Further, just 2% of specialists work in rural Canada, including only 2% of emergency medicine specialists (Geographic Distribution of Physicians in Canada: Beyond How Many and Where, January 11, 2006, published by the Canadian Institute of Health Information).

From 1994 to 2000, the net inflow of physicians into practice dropped to 313 physicians per year, compared to 1,040 per year from 1990 to 1993. This resulted in 5,093 fewer physicians entering practice from 1994 to 2000 than would have entered if this net inflow rate had not dropped from the 1990 to 1993 level. The causes for this decline in physician inflow are listed below in order of descending impact:

1.

An increase in the length of time spent in postgraduate training, from 1993 onwards. This factor accounted for one-quarter of the total decline in net physician inflow.

2.

A decreased intake of international medical graduates. The decreased intake accounted for 22% of the total decline in net physician inflow.

3.

The net inflow rate would have dropped by 21%, even without any policy changes. This reduction was due to a dynamic effect created in 1987, when the rotating internship experienced a surge in enrolment. This created a temporary increase in the inflow rate between 1987 and 1992, which would have naturally subsided by 1993.

4.

An increase in retirements, accounted for 17% of the decline in net physician inflow.

5.

Medical school enrolment decreases had only a modest impact on the decline in physicians. There was a 5% drop in output from Canadian medical schools beginning with the class of 1991 and a further 10% reduction beginning with the class of 1997.

6.

Loss of physicians to the United States and other countries had little impact. In any given year during the decade, there was a net loss of Canadian physicians due to migration. However, this annual loss was only slightly greater from 1994 to 2000 than it was from 1990 to 1993. Hence, this phenomenon accounted for only 3% of the decline in net physician inflow.

Exacerbating the declining supply of physicians is the changing demographics of the physician population. Between 1981 and 2000, the proportion of women entering medicine rose from 13% to 29% and at the same time, the physician population aged. Overall, female physicians and older physicians work fewer hours than their younger, male counterparts. With the physician population aging and more women entering the profession, the available hours per physician is declining. At the same time, the Canadian population is aging and the elderly typically use more medical services.

Because of these demographic shifts, it is estimated by the Canadian Medical Association, that 4 million Canadians, or about 12% of the population, do not have a family physician. Consequently, emergency rooms are crowded with patients who would otherwise be seen by a general practitioner (GP). The increased burden on emergency rooms increases the staffing requirements of these units.

MEDICAL SERVICES

Infusion Services

Outpatient infusion therapy was first introduced in the 1980s and 1990s as part of an effort to stem rising healthcare costs by delivering services in more cost-effective ways. Outpatient infusion therapy was also made more practicable by improved intravenous technology. Over the years, outpatient infusion clinics have proven to be a safe and reliable alternative to hospital-based infusions with the added benefit that patients enjoy being in a non-hospital environment, close to where they live. For a variety of reasons, community-based infusion clinics did not arrive in Canada until the 1990s.

Community-based infusion clinics are usually based in medical or rehab clinics. They can be used to deliver a variety of therapies including chemotherapy, pain management, antimicrobial and biologic therapies, to name a few.

While public and privately funded infusion clinics thrive in the United States, Canada has been relatively slow to embrace the change. With continuing pressures on healthcare spending, the Company anticipates that over time Canada will increasingly turn to community-based infusion clinics to help manage healthcare spending.

Pain Management Services

In 2001, the European Federation of the International Association for the Study of Pain Chapters declared that while acute pain may reasonably be considered a symptom, chronic and recurrent pain is a disease in its own right.

In a study conducted on behalf of the Canadian Pain Society, more than 20% of Canadians were found to suffer from chronic pain (unexplained pain lasting more than 6 months). In those 55 years of age or older, the incidence increased to almost 40% of the population. This equates to more than 6,000,000 Canadians who could potentially access medical services for the treatment of pain.

While the population affected by chronic pain is substantial, the treatment of chronic pain is still in its formative stages. In a 2003 study by Morley-Foster et al for Pain Research Management, 68% of Canadian physicians surveyed thought that moderate to severe chronic pain was not well managed in Canada and 60% thought pain management could be enhanced by improved physician education. Misinformation abounds in the medical community as well. The same study found that 17% of GPs and 10% of palliative care physicians wrongly thought that regulations limited the prescribing of opioids for pain management.

There are few standards in regards to the treatment or delivery of chronic pain care in Canada. In a study of 180 patients with peripheral neuropathy, 43% used complementary alternative medicines, including megavitamins, magnets, acupuncture and herbal remedies.

At the same time, the societal cost of chronic pain is staggering. Industry estimates that the annual cost of chronic pain to the US economy, due to reduced performance at work, is $61.2 billion; an amount equal to that of cardio vascular disease. Using the traditional 10 to 1 ratio for comparing the US market to the Canadian market, this suggests that the cost to the Canadian economy is about $6 billion.

Facilities for the treatment of chronic pain in Ontario are backlogged. The average wait time for a patient to access a multi-disciplinary pain clinic is 26 months. The further one travels from the Greater Toronto Area, the longer the wait times are.

HEALTHCARE CONSULTING

The demographic challenges described under STAFFING SOLUTIONS, above, directly affect the Healthcare Consulting business.

Healthcare spending in Canada in 2005 is forecast to increase to Cdn$142 billion, a 7.7% increase over 2004, and a record 10.4% of GDP. The Ontario director of the Canadian Taxpayers Federation is quoted as saying that, based on current growth patterns; Ontario will be spending 85% of its budget on healthcare by 2035. Such a situation is unworkable.

In the alternative, federal and provincial governments and medical associations are all looking for ways to deliver more with less. As long as this crisis environment continues, the opportunity for healthcare consulting is expected to remain strong.

FACTORS AFFECTING MEII’S BUSINESS

REGULATION OF HEALTHCARE IN CANADA

The provision of medical services in Canada is, for the most part, under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the Provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. The Company's independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

Business corporations are legally prohibited from providing, or holding themselves out as providers of, medical care in many provinces. While the Company will seek to structure its operations to comply with the provincial laws relating to the corporate practice, given varying and uncertain interpretations of such laws, the Company could be found in non-compliance with restrictions on the corporate practice of medicine in all provinces. A determination that the Company is in violation of applicable restrictions on the practice of medicine in any province in which it operates or could operate could have a material adverse effect on the Company if the Company were unable to restructure its operations to comply with the requirements of such province.

COMPETITION

The Company competes with a variety of healthcare service providers. These include the following by MEII business unit:

•	Staffing Solutions: Third party staffing agencies (nursing); Small groups of physicians that provide competitive services to local hospitals (physicians)
•	Medical Services: Public hospitals; Homecare agencies; and Physician practice management companies
•	Healthcare Consulting: Independent consulting companies.

EMPLOYEES

As of March 31, 2006, the Company had 109 active full and part-time employees, 20 were employed in administration, 24 were involved in staffing solutions, 61 were active in medical services, and four were in the consulting division. The Company believes its relations with its employees are good. The Company’s employees do not belong to a union and there is no collective bargaining agreement covering the employees. The Company also has approximately 130 contractors engaged on a part-time basis, all of which provide services to clients of the Company.

AVAILABLE INFORMATION

Our website is located at http://www.med-emerg.com. The reference to our website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

The public may read and copy any materials we file with the Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Office of Public Reference by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We do not own any real property. Our principal leases, as of March 31, 2006, are listed below:

Location	Function	Square Feet	MonthlyRent (CDN $)	Lease Expiration

Mississauga, Ontario	Head office and clinical services	8,940	17,129	December 31, 2007
London, Ontario	Administrative services	1,550	1,549	April 30, 2009
Scarborough, Ontario	Clinical services	2,080	5,385	February 28, 2010
Wallaceburg, Ontario	Clinical services	5,900	5,900	May 1, 2012
Calgary, Alberta	Clinical services	6,417	10,200	February 28, 2009

LEGAL PROCEEDINGS

On August 3, 2004 a lawsuit (Burke v. Master Corporal Calvin Smith, Med-Emerg International Inc., and the Attorney General for Canada) was filed in the Superior Court of Justice (Ontario), naming the Company as a defendant. The lawsuit alleges defamation and wrongful termination and breach of employment contract and seeks damages from the Company in the amount of Cdn$550,000. The plaintiff was employed by the Company on a term definite contract with respect to the DND contract. In August 2003, the Company was advised by DND that DND was reviewing its staffing needs with respect to the base where the plaintiff was employed. Without the approval of PWGSC, the government arm responsible for DND procurement, MEII was unable to extend the plaintiff’s employment beyond September 26, 2003. On September 22, 2003, the Company was instructed to terminate the plaintiff’s contract immediately, for cause. MEII was denied the right to investigate the situation or to participate in DND’s investigation of the matter. Absent information to the contrary, the Company paid the plaintiff until the rightful end of his contract, September 26, 2003. The plaintiff has acknowledged that nothing further is owed to him by MEII. The Company has filed a cross-claim against the Attorney General for Canada, for damages incurred.

On September 22, 2003, a lawsuit (Hans Asche v. Med-Emerg International Inc. and Her Majesty in Right of Canada (Minister of National Defence), et al) was filed with the Supreme Court of Nova Scotia, naming MEII as a defendant. The plaintiff claims unspecified damages for wrongful dismissal and breach of contract. In June 2003, DND instructed MEII to remove the plaintiff from its premises. MEII sought instructions from PWGSC, as per the requirements of the contract. A response was not received until September 29, 2003. The Company has filed a cross-claim against the Attorney General for Canada, for damages incurred.

On January 24, 2005, the Company filed a complaint (Med-Emerge International Inc. v. Calian Technology Limited et al) with Ontario Superior Court of Justice alleging that the defendants, the winning bidder in the May 2004 re-tender of the DND contract and a former employee of the Company, used confidential information obtained through the hiring of the former MEII employee to win the contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to MEII. The Company is seeking Cdn$100,000,000 in damages. See Business - Discontinued Operations (Government Healthcare Services above.

On January 31, 2005, the Company filed a complaint under subsection 30.13(1) of the Canadian International Trade Tribunal Act (CITT) alleging that PWGSC had improperly awarded the DND contract in the May 2004 re-tender. The Company sought to terminate the contract award to the winning bidder, to have MEII awarded the DND contract, or in the alternative, to have a new bid process conducted.  In the alternative, the Company asked that it be compensated for lost profit on the DND contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision the CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. On April 26, 2006, the Federal Court of Appeal (the Court) dismissed the Company’s application.  The Court’s findings do not affect the Company’s action against the winning bidder and former employee.. See Business - Discontinued Operations (Government Healthcare Services above.

Except as described in the preceding paragraph, the Company is not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on its business, prospects, financial condition or results of operations. From time to time, the Company may be a party to litigation or other legal proceedings that it would consider to be a part of the ordinary course of its business.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common shares and redeemable common share purchase warrants are traded under the symbols “MDER” and “MDERW”, respectively, on Nasdaq’s OTC Bulletin Board. Although trading in the Company’s common shares has occurred on a relatively consistent basis, the volume of shares traded has been limited. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for the Company’s common shares will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

The following table sets forth the quarterly high and low bid prices for the Company’s common shares over the last two completed fiscal years and the first quarter of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of the Company’s common shares on June 8, 2006 was $0.25 per share.

	COMMON SHARES
	HIGH	LOW
First Quarter, 2006	$.25	$.13
Fourth Quarter, 2005	$.24	$.13
Third Quarter, 2005	$.33	$.17
Second Quarter, 2005	$.40	$.25
First Quarter, 2005	$.60	$.35
Fourth Quarter, 2004	$.55	$.40
Third Quarter, 2004	$.57	$.32
Second Quarter, 2004	$.65	$.34
First Quarter, 2004	$.69	$.33

The number of record holders of the Company’s common shares on June 8, 2006 was approximately 350. The Company believes that a significant number of its common shares are held in either nominee name or street name brokerage accounts and, consequently, it is unable to determine the number of beneficial owners of its common shares.

Dividend Policy

The Company has never paid or declared cash or stock dividends on its common shares. The payment of cash dividends, if any, will beat the discretion of the Board of Directors and will depend upon the Company’s earnings, capital requirements, financial condition and other factors the Board of Directors may deem relevant. It is currently the policy of the Board of Directors to retain any future earnings for use in the Company’s business. The Company is not under any contractual restriction as to its present or future ability to pay dividends.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning the directors, executive officers and key employees of the Company.

Name	Age	Position

Michael Sinclair	63	Chairman of the Board

Manfred Walt	53	Director

Jacob (Koby) Ofek	48	Director

Major General Lewis MacKenzie	65	Director

John Yarnell	77	Director

Sidney Braun	46	President and Chief Operating Officer, Director

Ramesh Zacharias	54	Chief Executive Officer, Director

Donald Ross	54	Vice President , Business Development

William J. Danis	50	Chief Financial Officer

The business experience, principal occupations and employment, as well as the periods of service, of each of our executive officers and directors during at least the last five years are set forth below.

Name	Position	Principal Occupation and Positions Held

Michael Sinclair	Chairman

Dr. Sinclair has been involved in several healthcare staffing companies in North America and the United Kingdom. Dr. Sinclair was Chairman and the largest individual shareholder of Lifetime Corporation, a NYSE listed company. Through his vision and leadership, Lifetime grew to the largest home healthcare provider in the US with about US $1.2 billion in revenues and over 70,000 nurses affiliated through its nationwide branches. It was sold for more than US $600 million. Currently, he is the co-founder and Chairman of Atlantic Medical Management, which manages the New York based healthcare venture fund Atlantic Medical Capital. He serves as the non-executive chairman of two portfolio companies: Nursefinders and Healthcare Capital Resources . Dr. Sinclair has served as Chairman of the Company’s Board of Directors since May 2004.

Manfred Walt (1)(2)	Director

Mr. Walt joined entities affiliated with Paul Reichmann and his family in May 1998 as Executive Vice President and Chief Financial Officer of Central Park Lodges Ltd., a privately held retirement home company, a position he held to March 2003. From April 2001 to April 2002 he was Executive Vice President and Chief Financial Officer of Retirement Residences Real Estate Investment Trust. Since May 2002, Mr. Walt has been principally employed as President and Chief Executive Officer of Walt & Co. Inc., a private investment and management company. Mr. Walt was a director of Oxford Automotive Inc., a private company which in January 2002, commenced a pre-packaged Chapter 11 filing in conjunction with a financial recapitalization as a result of the severe downturn in production volumes in the North American auto parts industry. Oxford Automotive Inc. emerged from Chapter 11 in June 2002 and Mr. Walt retired from its board in November 2003. Mr. Walt is a director and consultant to Spectrum Seniors Housing Development Corp, the largest developer of assisted living facilities in Canada. Mr. Walt was previously associated for 18 years in various capacities with Brookfield Asset Management Inc. (“BAM”), an entity previously affiliated with Peter and Edward Bronfman and the Edper Group of Companies. BAM, a diversified conglomerate, held interests in the natural resources, energy, merchant banking and real estate development sectors. Mr. Walt has served as a director of the Company since May 2004.

Jacob (Koby) Ofek (1)	Director

Mr. Ofek is a 20 year veteran of the recruitment and staffing industry and an owner and manager of such businesses since 1986. Mr. Ofek is the Chairman of Oz Atid International Ltd. Through the years he has recruited many thousands of workers, mainly from Eastern Europe. Mr. Ofek has served as a director of the Company since May 2004.

Lewis MacKenzie (1)(2)(3)	Director

During his thirty-six years of military service in the Infantry he served nine years in Germany with NATO forces and managed nine peacekeeping tours of duty in six different mission areas-The Gaza strip, Cyprus, Vietnam, Cairo, Central America and Sarajevo. He retired from the forces in 1993 and in that same year received the prestigious Vimy Award for his outstanding contribution to the preservation of democratic values. Since his retirement from the military, General MacKenzie has regularly appeared on many of the international TV and radio networks as a commentator. Following the attacks of September 11, 2001, Lewis MacKenzie was appointed one of two advisors to the Government of Ontario on counter-terrorism and emergency measures. He is a graduate of the Xavier Junior College of Sydney, Cape Breton and The University of Manitoba. General MacKenzie has served as a director of the Company since December 2002.

John Yarnell (1)(2)(3)	Director

John Yarnell is the President of Yarnell Companies Inc. Yarnell Companies Inc. is an investment and management services company formed in 1978 to invest and manage venture capital initiatives. Mr. Yarnell is the founder and retired Chairman of the Quorum Group of companies and a former director and chairman of Poco Petroleums Ltd., Guard Inc., and Aluma Systems Inc. He is a graduate of The University of Manitoba and Harvard Business School. Mr. Yarnell has served as a director of the Company since December 2002.

Sidney Braun	President, Chief Operating Officer and Director

Prior to joining the Company, Mr. Braun was an exclusive subcontractor to Poalim/IBI, the largest investment bank in Israel, covering the European financial markets. For approximately two years prior to that, Mr. Braun was a representative for Raphael Zorn Helmsley, a UK investment bank. Mr. Braun assisted in taking Israeli based companies public on the AIM in London, England. Mr. Braun has served as President and Chief Operating Officer and as a director of the Company since May 2004. Mr. Braun also serves as a director of SPO Medical Inc.

Ramesh Zacharias	Chief Executive Officer and Director

Dr. Ramesh Zacharias is the founder of Med-Emerg International Inc. and served as its President and Chief Executive Officer, and Executive Medical Director. He has practiced medicine in Canada since 1981 and has extensive experience in the delivery of emergency and primary, medical care. He has provided consulting services regarding the delivery of emergency care internationally in the Caribbean, Saipan and Malaysia and provided management-consulting services regarding the operation of medical clinics in Canada, the United States and Russia. In this continued role in providing medical insight and with his extensive business experience, he provides the strategic guidance and leadership to the Company’s management team. Under his leadership, MEII has grown to become the leading Canadian medical clinic management and medical staffing organization. Dr. Zacharias has served as a director of the Company since September 1983.

Donald Ross	Vice President Business Development

Dr. Ross has been Vice-President of Med-Emerg International Inc. since November 2000 and is responsible for the operations of the Company. He is an experienced healthcare executive, responsible for hands-on day-to-day operations. In addition to his professional experience, Don holds a Masters degree in Clinical Epidemiology, is a Doctor of Dental Medicine, and has an honors Bachelors degree in neurophysiology from the University of British Columbia. Prior to working with the Company, Don was the Executive Vice President (Health Care) of Aetna Canada for five years and has extensive experience in managing clinical business units in the public and private sectors.

William J. Danis	Chief Financial Officer and Treasurer

Mr. Danis has served as the Company’s Chief Financial Officer and Treasurer since May 2003. He is an experienced financial professional, bringing 25 years of operational and investment experience to his role at MEII. Prior to joining the company he was a founding partner of Greybrook Corporation, a private equity investment company. Previously he held senior investment roles with Working Ventures Canadian Fund Inc. and Royal Trust Enterprise Capital. He left public accounting in 1985 to accept the position of Managing Director of an offshore subsidiary of Brookfield Asset Management Inc. (TSX:BAM.LV.A).

Notes:
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nomination Committee

Board Meetings Structure

The Board met five times during the year ended December 31, 2005. No director who served during the 2005 fiscal year attended fewer than 60% of the meetings of the Board and of the committees of the Board of which he was a member.

The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings.

The Company has not, to date, implemented a policy or procedure by which its stockholders can communicate directly with its directors. Due to the small size of the Company and its resources, the Company believes that this is appropriate.

Board Committees

The Board has a Compensation Committee, Corporate Governance and Nomination Committee and an Audit Committee.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s stock option plans. Members of the Compensation Committee are Messrs. Walt, Ofek, MacKenzie and Yarnell. The Compensation Committee met four times in 2005.

The Corporate Governance and Nomination Committee is jointly tasked with developing and reviewing the Company’s approach to corporate governance issues, including the public disclosure of the Company’s corporate governance practices and to monitoring the Board’s succession plan for the Board of Directors, the CEO and other senior management. The Committee is comprised of Messrs. MacKenzie and Yarnell. The Corporate Governance and Nomination Committee met two times in 2005.

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent auditors and internal audit department evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee is comprised of three members: Messrs. Walt, MacKenzie and Yarnell. The Company believes that each member of the Audit Committee meets the independence criteria set out in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers and the rules of the and other requirements of the SEC. The Board of Directors has determined that Mr. Yarnell qualifies as an "audit committee financial expert" as defined in the rules of the SEC. The Audit Committee met four times in 2005.

The Company has adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of this code is attached to our Annual Report on Form 10-K for the year ended December 31, 2005.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned by the Company's Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2005 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
		------------------------------------			-------------------------------
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation	Securities Underlying Options (#) (2)	All Other Compensation

Ramesh Zacharias	2005	332,000	--	--	--	--
Chief Executive Officer	2004	345,000	--	--	1,000,000	--
	2003	339,000	--	--	--	--

Sidney Braun	2005	190,000	--	--	--	--
President and COO	2004	80,000(3)	--	--	1,250,000	--

Donald Ross	2005	151,000	--	--	--	--
Vice President, Business	2004	142,000	--	--	150,000	--
Development	2003	131,000	--	--	100,000	--

William Danis
CFO and Corporate Secretary	2005	172,000	--	--	--	--
	2004	172,000	--	--	250,000	--
	2003	98,000(4)	--	--	--

(1)	All amounts are in Canadian dollars.

(2)

Represents shares of Common Stock issuable upon exercise of the employee stock options issued in the year indicated under the Company’s two stock option plans: Plan A, as amended and approved by the security holders in August 2003;

and Plan B, a plan established by the Board of Directors in 2004.

(3)	Mr. Braun joined the Company in June 2004.

(4)	Mr. Danis joined the Company in May 2003.

AGGREGATE OPTIONS EXERCISED IN 2005 AND 2005 YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options At Fiscal Year End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable (1)
Ramesh Zacharias	-	-	700,000	800,000	-	20,000
Sidney Braun	-	-	187,500	862,500	4,688	21,563
Donald Ross	-	-	200,000	120,000	-	3,000
William Danis	-	-	100,000	120,000	-	3,000

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.14) on December 31, 2005, as quoted on the OTC Bulletin Board.

Director Compensation:

During 2005, each non-management director of the Company received cash compensation of Cdn$32,500, inclusive of all committee and Chair fees. In lieu of director’s fees, Messrs. Ofek and Sinclair entered into consulting agreements with the Company, under which they were compensated Cdn$70,000 per annum, each. These agreements terminated on June 30, 2005. On termination of the consulting agreements, Messrs. Ofek and Sinclair began to draw director’s fees. Total cash compensation for Messrs. Ofek and Sinclair in 2005 was Cdn$48,750.

The Company pays Yarnell Companies Inc. and Walt & Co. Inc. for the services provided by Messrs. Yarnell and Walt as directors, respectively.

Compensation Committee Interlocks and Insider Participation:

The current members of the Compensation Committee are Messrs. Walt, Ofek, MacKenzie and Yarnell, none of whom are employees and each of Messrs. Walt, Ofek, MacKenzie, and Yarnell are considered independent directors. No executive officer of the Company (i) served as a member of the of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (ii) served as a director of another entity one of whose executive officers served on the Company’s Compensation Committee or (iii) served as a member of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 8, 2006 certain information with respect to stock ownership of (i) each Named Executive Officer and director of the Company; (ii) each person known by the Company to be a beneficial owner of 5% or more of its outstanding common shares; (iii) all directors and executive officers of the Company as a group.

Name of beneficial owner (1)	Number of Common Shares (2)	Percentage of Class (2)
Ramesh Zacharias, CEO and Director	6,703,794 (3)	9.6%

Sidney Braun, President, COO and Director	3,071539 (4)	4.4%

Donald Ross, VP Business Development	100,000 (5)	*

William J. Danis, CFO, Treasurer and Secretary	100,000 (5)	*

Michael Sinclair, Chairman	7,855,212 (6)	11.3%

Manfred Walt, Director	5,097,577 (7)	7.3%

Jacob (Koby) Ofek, Director	19,940,293 (8)	28.6%

Lewis MacKenzie, Director	150,000 (9)	*

John Yarnell, Director	150,000 (9)	*

BXR1 Holdings Inc.	7,646,366 (10)	11.0%

David Kassie	5,097,577 (11)	7.3%

H. T. Ardinger	4,111,500	5.4%

All executive officers and directors as a group (9 persons)	39,701,753 (12)	60.8%

*Indicates less than 1%

(1)

Unless otherwise indicated, the address of each person listed is c/o Med-Emerge International Inc., 6711 Mississauga Road, Suite 404, Mississauga, Ontario, Canada L5N 2W3. The address of H.T.Ardinger is 9040 Governors Row, Dallas, Texas, 75356.

(2)

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person.

(3)

Includes (i) 200,000 common shares issuable upon exercise of stock options, (ii) 5,000,000 common shares held of record by 1245841 Ontario Inc., an Ontario corporation (“1245841 Ontario Inc.”), and (iii) 1,211,250 common shares issuable upon exercise of common share purchase warrants (“A Warrants”) issued in June 2004 to 1245841 Ontario Inc. exercisable to purchase three common shares (A) at $0.20 per share for each one common share issued by the Company upon the exercise of (1) the 985,000 options currently outstanding which entitle the holder to purchase common shares at $0.20 per share; and (2) the 1,437,500 warrants currently outstanding which entitle the holder to purchase common shares at $0.20 per share (collectively, the “$0.20 Option”); or (B) at $1.00 per share for each one common share issued by the Company upon the exercise of the 100,000 options currently outstanding which entitle the holder to purchase of common shares at $1.00 per share (the “$1.00 Option”). As an officer, director and 50% owner of 1245841 Ontario Inc., Mr. Zacharias may be deemed to be a beneficial owner of the common shares and A Warrants held of record by that company. Mr. Zacharias shares voting and investment power over the common shares and A Warrants held of record by 1245841 Ontario Inc. with his wife, Victoria Zacharias. Mr. Zacharias disclaims beneficial ownership of the common shares and A Warrants held of record by 1245841 Ontario Inc.

(4)

Includes (i) 250,000 common shares issuable upon exercise of stock options; (ii) 207,841 common shares issuable upon exercise of A Warrants; and (iii) 1,363,698 common shares (“Escrowed Shares”) that would be transferred to Mr. Braun pursuant to the shareholders agreement dated as of May 31 2004 (the “Shareholders Agreement”) between Mr. Braun, Jacob (Koby) Ofek and the Sinclair Montrose Trust Ltd. (the “Transferees”) and BXR1 Holdings Inc., Walt & Co. Inc., Lillian Brachfeld, 1619271 Ontario Limited and David J. Kassie (collectively, the “Transferors”) if at any time prior to June 30, 2007 (A) the closing price of the common shares is $1.00 or more for 120 consecutive trading days and the Company’s audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the most recently ended fiscal year exceeds $0.13 per share; or (B) the closing price of the common shares is $1.45 or more for 120 consecutive trading days and the Company audited EBITDA for the most recently ended fiscal year exceeds $0.117 per share; or (C) any Transferor sells any of its common shares at a price of $1.45 or more per share.

(5)	Represents common shares issuable upon exercise of stock options.

(6)

Includes (i) 1,039,430 common shares issuable upon exercise of A Warrants issued in June 2004 to Sinclair Montrose Trust Ltd. (the “Trust”) and (ii) 594,433 common shares that may be transferred to the Trust pursuant to the Shareholders Agreement. As Chairman of the Trust, Mr. Sinclair may be deemed to be a beneficial owner of the common shares and A Warrants held of record or beneficially owned by the Trust.

(7)

Represents (i) 4,370,827 common shares held by Walt & Co Inc. (“Walt & Co.”) and (ii) 726,750 common shares issuable upon exercise of A Warrants issued in June 2004 to Walt & Co.. As President and Chief Executive Officer of Walt & Co., Mr. Walt may be deemed to be a beneficial owner of the common shares and A Warrants held of record by that company. Includes 874,166 common shares that Walt & Co. may transfer pursuant to the Shareholders Agreement.

(8)

Includes (i) 2,623,497 common shares issuable upon exercise of A Warrants issued in June 2004 and (ii) 1,538,531 common shares that may be transferred to Mr. Ofek pursuant to the Shareholders Agreement.

(9)	Represents common shares issuable upon exercise of stock options.

(10)	Includes 1,090,125 common shares issuable upon exercise of A Warrants issued in June 2004. Includes 1,311,248 common shares that the holder may transfer pursuant to the Shareholders Agreement.

(11)	Includes 726,750 common shares issuable upon exercise of A Warrants issued in June 2004. Includes 874,166 common shares that Mr. Kassie may transfer pursuant to the Shareholders Agreement

(12)	See footnotes (3) through (9) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 as amended requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (‘SEC”). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all section 16(a) filing requirements were met during fiscal year 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders Plan A	1,185,000	0.542	10,470,539
Equity compensation plans not approved by security holders Plan B	2,090,000(1)	0.115	0
Totals	3,275,000	0.270	10,470,,539

(1) Consists of (i) 2,090,000 options from Plan B, exercisable at $0.115. Of these options, 250,000 were issued to Mr. Braun, an officer of the Company. The options vest over 24 months and are exercisable until June 2009. The remaining options were issued to members of the management team: Dr. Zacharias (800,000), Mr. Braun (800,000), Dr. Ross (120,000) and Mr. Danis (120,000). All of these options are subject to certain earnings hurdles, as determined by the Compensation Committee; they vest 20% per annum over four years and are exercisable until 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions between the Company and any of its officers, directors or 5% or greater shareholders required to be reported hereunder, except for two directors who were retained as consultants and paid Cdn$70,000 per annum each, during the 12 month period ended June 30, 2005, at which time the contracts expired and administrative fees of approximately $24,765 (Cdn$30,000) which were paid to a related Company ($Nil in 2004).The Company believes all previous transactions between the Company and its officers, directors or 5% stockholders, and their affiliates were made on terms no less favorable to the Company than those available from unaffiliated parties. The Company presents all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any such transaction is approved by a majority of the disinterested directors.

DESCRIPTION OF SECURITIES

The total authorized capital stock of the Company consists of an unlimited number of the following classes of shares and warrants: (i) Preferred shares, voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share payable by cash or shares at the option of the Company and convertible to common shares; (ii) Class "A", redeemable, retractable, non-cumulative preferred shares; (iii) Class "B", redeemable, retractable, non-cumulative preferred shares; (iv) Special shares, issuable in series, with rights, privileges and restrictions to be fixed by the directors; (v) Common shares, and (vi) Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$0.20 per share to August 11, 2006.

TRANSFER AGENT

The transfer agent and registrar for our common shares is Continental Stock Transfer & Trust Company located at 2 Broadway New York, NY 10004

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock or purchase warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

 LEGAL MATTERS

Aboudi & Brounstein, Law Offices, has passed upon the validity of the common shares for us in connection with this offering.

 EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2005 have been so incorporated in reliance on the report of Schwartz, Levitsky, Feldman, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov ) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Prospective investors may rely only on the information contained in this Prospectus. Neither we nor the selling shareholders have authorized anyone to provide prospective investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

MED-EMERG INTERNATIONAL, INC.

 1,437,500  Common Shares

PROSPECTUS

June __, 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$0
Legal fees and expenses	$10,000
Accounting fees and expenses	$1,500
Printing and miscellaneous expenses	$0
Total	$11,500

Item 15.      Indemnification of Directors and Officers.

The following sections describe the rights of directors or officers to indemnification under the Business Corporations Act (Ontario) (the “BCA”) or our corporate By-laws (the “By-laws”).

Pursuant to the BCA we may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively hereinafter referred to as a “Director” ), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment (collectively hereinafter referred to as “Costs” ), reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate (collectively hereinafter referred to as “Proceedings” ), if s/he fulfills the following conditions (the “Conditions”):

(a)	s/he acted honestly and in good faith with a view to our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, s/he had reasonable grounds for believing that his/her conduct was lawful.

Under the BCA we also may, with the approval of the court, indemnify a Director in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the Director is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the Conditions.

Under the BCA, a Director is also entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the Director in connection with the defence of any civil, criminal or administrative action or proceeding to which s/he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Director,

(a)	was substantially successful on the merits in his or her defence of the action or proceeding; and

(b)	fulfils the Conditions.

Pursuant to both the BCA and the By-laws, we may purchase and maintain insurance for the benefit of a Director against any liability incurred:

(a)

in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation;

(b)

in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Either we, or a Director, may apply to the court for an order approving an indemnity under the BCA and the court may so order and make any further order it thinks fit.

Our By-laws state that every director and officer shall, in exercising his or her powers and discharging his or her duties, act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of the office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Our By-laws obligate us to indemnify a Director against all Costs reasonably incurred by him or her in respect of any Proceedings if s/he satisfies the Conditions. We shall also indemnify that person in such other circumstances as the Act or law permits or requires.  Nothing in our By-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of our By-laws.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000. As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000. Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter of 2004.

In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the Investors and former Preferred Shareholder to maintain their pro rata share of their equity position.

Item 16.      Exhibits

3.1	Certificate of Incorporation and Amendments thereto of the Company. (1)
3.2	By-laws of the Company. (1)
4.1	Form of Warrant Agreement. (1)
4.2	Specimen Common Stock Certificate. (1)
4.3	Specimen Warrant Certificate. (1)
5.1	Opinion of Aboudi & Brounstein, Law Offices. *
10.1	Employment Agreement dated as of May 31, 2004 between the Company and Ramesh Zacharias. (1)+
10.2	Employment Agreement dated as of May 31, 2004 between the Company and Sidney Braun. *+

10.3	Employment Agreement dated as of May 31, 2004 between the Company and Donald Ross. *+
10.4	Employment Agreement dated as of May 31, 2004 between the Company and William Danis. *+
10.5	Operating lease covering the Company's facilities. (1)
10.6	1997 Stock Option Plan. (1)+
10.7	Form of Hospital Contract. (1)
10.8	Form of Physician Contract for Clinical Operations. (1)
10.9	Form of Physician Contract for Emergency Services. (1)
10.10	Securities Purchase Agreement by and between the Company and the individuals or entities named therein dated May 31, 2004.*
14.1	Code of Ethics.*
21	Subsidiaries of the Company*
23.1	Independent Auditors' Consent*
23.2	Consent of Aboudi & Brounstein, Law Offices (included in Exhibit 5.1)
31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act. *
31.2	Certification of Principal Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act. *
32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley act of 2002.*
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley act of 2002.*

+	Management agreement
*	Filed herewith.
(1)

Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (No. 333-21899) filed with the U.S. Securities and Exchange Commission and declared effective on February 4, 1998.

Item 17.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada on this ___ day of June, 2006.

MED-EMERG INTERNATIONAL, INC.

By:	/s/ Ramesh Zacharias

Ramesh Zacharias
Chief Executive Officer

Exhibit 23.1

CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman LLP, hereby consents to the use of our name and the use of our opinion dated March 8, 2006, on the consolidated financial statements of Med-Emerg International, Inc. (the “Company”) for the fiscal year ended December 31, 2005 included in the Post Effective Amendment No.1 to Registration Statement on Form SB-2 (File No. 333-97441) being filed by the Company.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada
June __, 2006	Chartered Accountants